                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.)


    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:
    [ ] Preliminary Proxy Statement
    [X] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to [240.14a-11(c) or [240.14a-12


                          RIVER FOREST BANCORP, INC.
                          --------------------------
               (Name of Registrant as Specified in Its Charter)


                             Lawrence P. Wyrobek
                             -------------------
                   (Name of Person Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

        Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by the Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

    Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.


     1) Amount Previously Paid:

        ------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3) Filing Party:

        ------------------------------------------------------------------------

     4) Date Filed:

        ------------------------------------------------------------------------

(Added by Exch Act Rel No. 31905, eff 4/26/93.)

                           RIVER FOREST BANCORP, INC.
                         Lincoln National Bank Building
                             3959 N. Lincoln Avenue
                     Chicago, Illinois 60613 (312) 868-3333
                              Fax # (312) 549-1603


                                                              ROBERT J. GLICKMAN
                                                              PRESIDENT
March 26, 1996

TO OUR SHAREHOLDERS:

I would like to invite you to attend the 1996 Annual Meeting of Shareholders of River Forest Bancorp, Inc., to be held on Wednesday, May 22, 1996 at 10:00 a.m. at the Commercial National Bank, 4800 N. Western Avenue, Chicago, Illinois.

The primary purpose of the Annual Meeting will be to elect seven directors and ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for 1996. We will also be sharing with you information about our performance during 1995 and provide you with our perspectives on 1996 and beyond. Additionally, the Annual Meeting will give you an opportunity to meet our Directors and our Senior Officers.

WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES YOU OWN. If you do attend the Annual Meeting and wish to vote in person, you may do so, even though you have previously sent in a proxy.

I look forward to seeing you at the Meeting.

Very truly yours,


/s/ Robert J. Glickman

Robert J. Glickman
President and Chief Executive Officer

                           RIVER FOREST BANCORP, INC.
                         Lincoln National Bank Building
                            3959 North Lincoln Avenue
                             Chicago, Illinois 60613

                                 PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of River Forest Bancorp, Inc. ("the Company") for use at the Annual Meeting of Shareholders, to be held on May 22, 1996, at 10:00 a.m., in the office of Commercial National Bank, 4800 N. Western Avenue, Chicago, Illinois, or at any adjournment of such meeting. Each proxy received from shareholders will be voted at the meeting and, if specified, as directed, by the shareholder. Unless contrary instructions are given, the proxy will be voted at the meeting for the election of the nominees for the office of Director, as set forth below, ratification of KPMG Peat Marwick LLP as independent auditors and, in accordance with the best judgment of the holders thereof, any other business which may properly come before the meeting and be submitted to a vote of the shareholders. Shares represented by proxies which are marked "withholding authority" with respect to the election of one or more nominees for election as directors, proxies which are marked "abstain" on other proposals, and proxies which are marked deny discretionary authority on other matters WILL NOT be counted in determining whether a majority vote was obtained in such matters. With respect to brokers who are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers, those shares WILL NOT be included in the vote totals. A proxy may be revoked at any time prior to its exercise by means of a written revocation or a properly executed proxy bearing a later date. Shareholders having executed and returned a proxy who attend the meeting and desire to vote in person are requested to so notify the Secretary of the Company prior to or at the time of a vote taken at the meeting. The cost of soliciting proxies in the accompanying form has been or will be borne by the Company.

            OUTSTANDING VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

The Company has 14,825,242 shares of $0.05 par value Common Stock outstanding. Each share is entitled to one vote. Shareholders of record as of the close of business on March 1, 1996 are entitled to vote at the meeting. So far as is known to the Company, as of March 1, 1996, the following shareholders owned beneficially or of record more than five percent (5%) of the Common Stock of the
Company:

                                                            AMOUNT AND NATURE OF
         SHAREHOLDER                 ADDRESS                BENEFICIAL OWNERSHIP             PERCENT
         -----------                 -------                --------------------             -------

R. J. Glickman             River Forest, Illinois                3,700,686   (1)              25.0%

J.C. and B.R. Glickman     LaJolla, California                   2,210,718   (2)              14.9%

E.W. Glickman              Edina, Minnesota                        980,592   (3)               6.6%



(1) Includes 200,000 shares subject to employee stock options exercisable currently. Also includes: 783,054 shares held as sole trustee of two trusts for the benefit of his brother and sister, E.W.Glickman and E.G. Galinson, respectively; 378,510 shares held as sole trustee of various trusts for the benefit of his children; and 41,126 shares owned by the Robert and Caryn Glickman Foundation of which Robert J. Glickman is a director and an officer.

(2) Includes 2,210,718 shares held as co- trustee of the Glickman Family Trust, dated April 21, 1983. Of the aforesaid shares, 1,034,471 shares are attributable to B.R. Glickman and 1,176,247 shares to J.C. Glickman. B.R. Glickman and J.C. Glickman, under the terms of the Glickman Family Trust, share the voting and investment control over the above described 2,210,718 shares.

(3) Includes 67,320 shares held as Trustee for the benefit of various relatives of Joseph C. Glickman under Glickman Family Trusts dated September 21, 1987 and March 9, 1992, and 6,000 shares held as trustee for the benefit of his children.

                  ELECTION OF DIRECTORS AND OWNERSHIP OF SHARES

The Bylaws of the Company provide that the "Board shall consist of not less than five nor more than thirteen in number as may be determined at each Annual Meeting of the Shareholders of the Company". The Bylaws also state that at the Annual Meeting of Shareholders the concurrence of a majority of all the issued and outstanding stock entitled to vote thereat shall be required for taking any action by the shareholders including the election of directors. At the meeting, it will be proposed to elect seven directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify. Shareholders of the Company have no cumulative voting rights with respect to the election of directors.

The following individuals are nominees for election. All of the nominees have indicated a willingness to serve, but in case any of the nominees is not a candidate at the Annual Meeting, it is the intention of the proxy holders to vote in favor of the remainder of those named and to vote for substitute nominees in their discretion. Information regarding these seven nominees and the number of shares of Common Stock beneficially owned by them as of March 1, 1996, is set forth below:



--------------------------------------------------------------------------------------------------------
                                        DIRECTOR NOMINEES
--------------------------------------------------------------------------------------------------------
        NAME, AGE AND PERIOD OF                             PRINCIPAL OCCUPATION AND
         SERVICE AS A DIRECTOR                          DIRECTORSHIPS FOR PAST FIVE YEARS
--------------------------------------------------------------------------------------------------------
JOSEPH C. GLICKMAN (80)                     Chairman of Board of Directors of Company. Previously,
Director since 1958                         Director of River Forest State Bank and Trust Company,
                                            Lincoln National Bank, Commercial National Bank and First
                                            State Bank of Calumet City.
--------------------------------------------------------------------------------------------------------
ROBERT J. GLICKMAN (49)                     President, Chief Executive Officer and Director of Company.
Director since 1972                         Director of all subsidiary banks of Company. Son of J.C.
                                            Glickman.
--------------------------------------------------------------------------------------------------------
KARL H. HORN (72)                           Consultant. Previously, President and Director, Systems and
Director since 1980                         Computer Group, Zenith Electronics Corporation. Previously,
                                            Executive Vice President, Zenith Electronics Corporation.
--------------------------------------------------------------------------------------------------------
MICHAEL LEVITT (51)                         President, Consolidated Currency Exchanges.
Director since 1990
--------------------------------------------------------------------------------------------------------
RODNEY D. LUBEZNIK (48)                     President and Director, Restaurant Management Corp.
Director since 1994
--------------------------------------------------------------------------------------------------------
MICHAEL TANG (41)                           Chief Executive Officer, Midwest Metallics, L.P. Previously,
Director since 1995                         Chief Executive Officer, National Material L.P.
--------------------------------------------------------------------------------------------------------
WILLIAM H. WENDT, III (53)                  President and Director, Midwest Metal Products.
Director since 1980
--------------------------------------------------------------------------------------------------------

                                               SECURITY OWNERSHIP OF MANAGEMENT
------------------------------------------------------------------------------------------------------------------------
                                                                                    AMOUNT AND NATURE OF
                                                                                    BENEFICIAL OWNERSHIP
                                                                                      OF COMMON SHARES
DIRECTOR NOMINEES                                     ADDRESS                         AT MARCH 1, 1996           PERCENT
-----------------                                     -------                         ----------------           -------

Robert J. Glickman                           River Forest, Illinois                        3,700,686 (5)           25.0%
Joseph C. Glickman                           La Jolla, California                          2,210,718               14.9%
Karl H. Horn                                 Jackson, Tennessee                                1,200                 *
Michael Levitt                               Chicago, Illinois                                 9,000                0.1%
Rodney D. Lubeznik                           Michigan City, Indiana                              300                 *
Michael Tang                                 Elk Grove Village, Illinois                       1,000                 *
William H. Wendt, III                        Long Beach, Indiana                              10,000                0.1%


OTHER NAMED EXECUTIVE OFFICERS
------------------------------

David H. Johnson, III                        Hinsdale, Illinois                                9,900 (6)            0.1%
Michael G. Stein                             Chicago, Illinois                                 1,000 (7)             *
Christopher Glancy                           Oak Park, Illinois                               11,200 (8)            0.1%

Directors and all Executive Officers
as a Group (19 in total)                                                                   5,988,604               40.4%



* Represents less than 0.1% of total common shares outstanding
(5) Includes 200,000 vested stock options
(6) Includes 3,600 vested stock options
(7) Includes 800 vested stock options
(8) Includes 10,800 vested stock options



The Company's Board of Directors held four meetings in 1995. Each Director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors with the exception of Director Wendt who was absent twice and Director Tang who has attended all meetings since becoming a director in May of 1995. The entire Board of Directors are members of the Compensation Committee. Directors J.C. Glickman, Horn and Levitt serve on the Stock Option Committee which met twice in 1995. Directors J.C. Glickman, R.J. Glickman and Levitt serve on the Nominating Committee which met once in 1995. The functions of the Nominating Committee are to identify and recommend to the Board of Directors candidates for director nomination.

The Audit Committee includes Directors Horn, Levitt and Lubeznik. In addition to reviewing internal control reports and regulatory examination reports, the Audit Committee recommends the independent auditors for appointment by the Board of Directors and reviews the results of the audit engagement. There were four Audit Committee meetings held in 1995 with all committee members present with the exception of Director Lubeznik who was absent twice.

                             EXECUTIVE COMPENSATION

The following table sets forth all cash compensation for services in all capacities to the Company and its subsidiaries during the last three fiscal years by the Company's Chairman of the Board and Chief Executive Officer and includes the three highest-paid executive officers, who were serving as executive officers at December 31, 1995, as measured by 1995 compensation levels.

                                        SUMMARY COMPENSATION TABLE

                                                                                ----------------------------------
                                                                                       LONG TERM COMPENSATION
                                        --------------------------------------------------------------------------
                                               ANNUAL COMPENSATION                    AWARDS             PAYOUTS
----------------------------------------------------------------------------------------------------------------------------------
             (a)            (b)         (c)        (d)             (e)            (f)          (g)          (h)            (i)
                                                                 OTHER          RESTRIC-   SECURITIES                      ALL
            NAME                                                 ANNUAL           TED         UNDER-                      OTHER
            AND                                                  COMPEN-         STOCK        LYING         LTIP         COMPEN-
         PRINCIPAL                      SALARY     BONUS         SATION (9)      AWARDS      OPTIONS/      PAYOUTS      SATION(10)
          POSITION         YEAR           ($)        ($)           ($)            ($)        SARS (#)        ($)           ($)
----------------------------------------------------------------------------------------------------------------------------------
J.C. Glickman              1995         100,000    250,000          0             0             0            0              0
Chairman of the            1994         100,000          0          0             0             0            0              0
Board                      1993         100,000          0          0             0             0            0              0
----------------------------------------------------------------------------------------------------------------------------------
R.J. Glickman              1995         390,000    500,000      6,210             0        50,000            0              0
President and              1994         360,000    450,000      2,230             0             0            0              0
CEO                        1993         360,000    450,000      2,194             0             0            0              0
----------------------------------------------------------------------------------------------------------------------------------
D.H. Johnson, III          1995         162,500    100,000          0             0         6,000            0            750
Executive Vice             1994         135,000     40,000          0             0         2,000            0            750
President                  1993         130,000     20,000          0             0             0            0            750
----------------------------------------------------------------------------------------------------------------------------------
C. Glancy                  1995         140,000    170,000          0             0         2,000            0            750
Senior Vice                1994         135,000     15,000          0             0             0            0            750
President                  1993         130,000      5,000          0             0             0            0            750
----------------------------------------------------------------------------------------------------------------------------------
M.G. Stein                 1995         100,000    658,147          0             0             0            0            750
Senior Vice                1994          80,000     50,000          0             0         4,000            0            750
President                  1993          60,000     10,000          0             0             0            0            750
----------------------------------------------------------------------------------------------------------------------------------

(9)   Represents compensation associated with use of company car.
(10) Represents 401(k) matching contributions.

STOCK OPTION PLAN

The River Forest Bancorp, Inc. 1990 Stock Option Plan ("the Plan") was approved by the Company's shareholders in 1991. The purpose of the Plan is to promote the long-term interests of the Company by providing an incentive for certain key officers to maintain and enhance the performance and profitability of the Company and to give key officers a proprietary interest in the success of the Company. The Plan is administered by the Stock Option Committee of the Board of Directors of the Company. The Stock Option Committee has, subject to the express limitations of the Plan, the full power to (1) select which key employees will receive Awards, (2) fix the number of shares in each Award, (3) establish the time and conditions of vesting any Award, (4) establish the specific type of Award granted: Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights ("SARs") or Restricted Stock, and (5) to interpret and implement the Plan and make all determinations necessary and advisable in administering the Plan. All awards (whether Stock Options or SARs) shall specify an option price, which is payable upon the exercise of the Award. The option price shall not be less than 100% of the fair market value of the underlying common stock on the date of grant.

As of December 31, 1995, options to purchase 346,800 shares of Common Stock were outstanding and a total of 103,200 shares of Common Stock were available for grant under the Plan. All outstanding options are in the form of Non-Qualified Stock Options and range in exercise price from $10.50 to $21.76. In general, the stock options granted are exercisable on a schedule which vests one hundred percent (100%) of the total shares granted over five years beginning with 20% of the shares vesting one year from the date of grant and in equal proportions annually thereafter. Certain grants, however, have allowed for immediate vesting of partial shares as well as extended vesting schedules. The fair market value of the common stock was equal to or less than the exercise price on the date of grant.

If a participant's employment is terminated by reason of death, disability or retirement, any outstanding stock options or SARs then exercisable may be exercised at any time prior to expiration date of the stock options or SARs or within one year after the such date of termination of employment, whichever is shorter. If employment is terminated for any other reason, the stock option or SAR will be exercisable for one month or for the remaining term of the stock option or SAR, whichever is shorter. Employees terminated for "cause" will forfeit immediately all rights to exercise stock options or SARs. Cause shall mean: gross misconduct, conviction of a felony, or suspension due to the direction of any bank regulatory agency. Stock options and SARs are not transferable except by will or the laws of descent and distribution.

Under the current Federal income tax laws, Awards under the Plan will have the following tax consequences: The grant of a Non-Qualified Stock Option creates no taxable income to a participant and no tax-deduction to the Corporation. The participant will recognize income to the extent that the fair market value of the Common Stock at exercise exceeds the option price and will be obligated to satisfy withholding taxes. When the Common Stock eventually is sold by the participant, capital gain treatment (capital gains currently are taxed at the same rates as ordinary income) will be applicable. To the extent the participant recognizes ordinary income at the time of exercise, the Corporation will be entitled to a corresponding tax deduction. The grant of SARs creates no taxable income. Any amounts ultimately paid on exercise of SARs will be ordinary income to the participant and the Company will receive a corresponding tax deduction. The use of Common Stock as a payout medium does not change the tax treatment.

In the event of a change of control of the Company, all Awards under the Plan will become fully exercisable or nonforfeitable, as appropriate. A change in control is deemed to occur when any person or group of affiliated persons become the beneficial owner of fifty percent (50%) or more of the outstanding voting stock of the Company or upon approval by the Company's shareholders of certain merger or sale transactions.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The table following provides stock options granted in 1995 to the named executive officers.

---------------------------------------------------------------------------------------------------------------------------
                                     OPTION GRANTS IN LAST FISCAL YEAR
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                                                                                      ANNUAL RATES OF STOCK
                                                                                                     PRICE APPRECIATION FOR
                                      INDIVIDUAL GRANTS                                                   OPTION TERM
---------------------------------------------------------------------------------------------------------------------------
           (a)                     (b)               (c)              (d)               (e)             (f)            (g)
                                NUMBER OF        % OF TOTAL
                               SECURITIES         OPTIONS/
                               UNDERLYING           SARS
                               OPTIONS/SARS      GRANTED TO       EXERCISE OR
                                 GRANTED          EMPLOYEES        BASE PRICE       EXPIRATION
     NAME                          (#)             IN 1995           ($/SH)            DATE         5% ($)         10% ($)
---------------------------------------------------------------------------------------------------------------------------
J.C. Glickman                         0              N/A               N/A              N/A            N/A             N/A
---------------------------------------------------------------------------------------------------------------------------
R.J. Glickman                    50,000             67.8             19.25        5/31/2000        664,759       1,090,900
---------------------------------------------------------------------------------------------------------------------------
D.H. Johnson, III                 6,000              8.1             19.25        5/31/2000         79,771         130,908
---------------------------------------------------------------------------------------------------------------------------
C. Glancy                         2,000              2.7             19.25        5/31/2000         26,590          43,636
---------------------------------------------------------------------------------------------------------------------------
M.G. Stein                            0              N/A               N/A              N/A            N/A             N/A
---------------------------------------------------------------------------------------------------------------------------




The options in the table above were granted June 5, 1995 and become exercisable as to 20% of the options one year from the date of grant and annually thereafter over a five year period.

AGGREGATED OPTION/SAR EXERCISES AND YEAR-END VALUES

The following table summarizes stock options that were exercised by each of the named executives during 1995 and the number and value of stock options that were unexercised at December 31, 1995.


----------------------------------------------------------------------------------------------------------------------------
                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
----------------------------------------------------------------------------------------------------------------------------
            (a)                     (b)                (c)                     (d)                             (e)
                                                                            NUMBER OF
                                                                      SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                                           UNEXERCISED                    IN-THE MONEY
                                                                         OPTIONS/SARS AT                 OPTIONS/SARS AT
                                                                      DECEMBER 31, 1995 (#)           DECEMBER 31, 1995 ($)
                                   SHARES
                                ACQUIRED ON           VALUE                EXERCISABLE/                   EXERCISABLE/
           NAME                 EXERCISE (#)      REALIZED ($)            UNEXERCISABLE                   UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------
J.C. Glickman                         0                0                             0/0                            0/0
----------------------------------------------------------------------------------------------------------------------------
R.J. Glickman                         0                0                  200,000/50,000              2,274,000/312,000
----------------------------------------------------------------------------------------------------------------------------
D.H. Johnson, III                     0                0                     3,600/8,400                  29,460/55,140
----------------------------------------------------------------------------------------------------------------------------
C. Glancy                             0                0                    10,800/3,200                 118,020/23,600
----------------------------------------------------------------------------------------------------------------------------
M.G. Stein                            0                0                       800/3,200                   5,480/21,920
----------------------------------------------------------------------------------------------------------------------------

The numbers and amounts in the above table represent non-qualified stock options. There have been no SARs or incentive stock options granted since the inception of the Plan to date.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

The Company made no long-term incentive plan awards in 1995 and has no such awards outstanding.

BENEFIT PLANS

Upon attainment of normal retirement date, the participant is entitled to receive a monthly benefit for life equal to 22.5% of final monthly average compensation up to covered compensation, plus 37.5% of such participants final monthly compensation in excess of covered compensation, decreased proportionately for less than 30 years of credited service. The maximum level of annual compensation for computing retirement benefits in 1995 and 1994 was $150,000. Prior to 1994, the maximum level of annual compensation was $200,000 indexed each year for cost of living adjustments. An employee is vested in the plan after five years of service.

The following table has built in reasonable increases in compensation on the existing salary ranges up to a maximum final average compensation level of $200,000, indexed for the respective years and sets forth the estimated annual benefits payable upon retirement at age 65 for the specified compensation and years of service. The pension benefits are on the basis of a straight life annuity and are not reduced for social security or other benefits received by participants. Annual pension benefits remain fixed after 30 years of service.


-----------------------------------------------------------------------------------------------------------
       FINAL AVERAGE                                      YEARS OF SERVICE
                           --------------------------------------------------------------------------------
     COMPENSATION (11)          15              20              25             30             35
-----------------------------------------------------------------------------------------------------------
         $125,000            $19,590         $26,120         $32,650        $39,180        $39,180
-----------------------------------------------------------------------------------------------------------
          150,000             24,278          32,370          40,463         48,555         48,555
-----------------------------------------------------------------------------------------------------------
          175,000             28,965          38,620          48,275         57,930         57,930
-----------------------------------------------------------------------------------------------------------
          200,000             33,653          44,870          56,088         67,305         67,305
-----------------------------------------------------------------------------------------------------------




(11) The average annual compensation includes the participant's salary and bonus. R.J. Glickman had salary and bonus in excess of $200,000 indexed, and as such, is covered only up to the maximum average compensation of $200,000 indexed. J.C. Glickman is not covered under the Company's retirement plan.

The years of credited service as of December 31, 1995 for the individuals in the cash compensation table are as follows: R.J. Glickman, 26.0 years; D.H. Johnson, III, 4.0 years; C. Glancy, 15.0 years; and, M.G. Stein, 5.0 years.

The River Forest Bancorp Employees' Savings Plan & Trust ("the 401(k) Plan") is a defined contribution plan which is offered to employees who have completed one year of service and who are at least 21 years in age. Under the plan an employee may contribute up to 15% of compensation, not to exceed $9,240 in 1995, into a retirement investment program. Employees are vested in the matching contributions and the interest thereon after five years of credited service in the Plan. Directors and officers who have participated in the Plan since its inception on January 1, 1988 have vested as of January 1, 1993. In 1995, the Company matched 20% of pre-tax contributions to a maximum contribution of $750 per person. Matching contributions for D.H. Johnson, III, C. Glancy and M.G. Stein were $750 per person in 1995. J.C Glickman and R.J. Glickman did not participate in the Company's 401(k) Plan in 1995.

R.J. Glickman, D.H. Johnson, III, C. Glancy and M.G. Stein are covered under the medical and dental insurance plans offered by the Company to all of its full-time employees.

COMPENSATION OF DIRECTORS

No fees were paid to J.C. Glickman and R.J. Glickman for directors or committee meetings in 1995. Directors Horn, Levitt, Lubeznik, Tang and Wendt were paid $2,000 per Board of Directors meeting attended in the first three quarters of 1995 and $2,500 per Board of Directors meeting attended in the fourth quarter of 1995. Directors Horn, Levitt and Lubeznik were paid $1,000 per audit committee meeting attended in 1995. No fees were paid in conjuction with the stock option committee meetings attended in 1995. Director Levitt was paid $1,000 in conjunction with the nominating committee meeting in 1995.

CHANGE-OF-CONTROL AGREEMENTS

The Company currently has Change-In-Control Employment Agreements ("Agreements") with Messrs. D.H. Johnson III, C. Glancy and M.G. Stein and nine other executive officers ("Covered Executives") not named in the Summary Compensation Table. The purpose of the Agreements is to provide severance compensation to each covered executive officer in the event of the voluntary or involuntary termination after a change in control of the Company. "Change-in-control" generally occurs on the date when an individual, corporation or partnership (with certain exceptions) becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of the stock of the Company representing 50% or more of the total voting power of the Company's then outstanding stock.

Compensation provided to the Covered Executives would be in the form of a lump sum payment equal to (1) 130%-333% of the Covered Executive's annual base salary if that person resigns for good reason or if that person is terminated by the Company (other than for cause), or (2) 65%-167% of the Covered Executive's annual base salary if the executive initiates termination during the 30-day period following the first anniversary of the change in control. "Good reason" means (i) a material diminution of the executive's responsibilities or the assignment of inappropriate duties; (ii) any failure by the Company to comply with the provisions of the agreement relating to compensation and benefit, or
(iii) the Company's relocation of the executives principal job location to a location, other than the Company's headquarters on the date of the Change-in-Control, more than 35 miles from his principal job location on the date of the Change-in-Control. However, no severance compensation is due the Covered Executive if the employment is terminated for cause. Additionally, no severance compensation would be due after the death of a Covered Executive. In the event the Covered Executive obtains other employment prior to the first anniversary of the date of his termination of employment with the Company, he shall repay the Company an amount equal to 50% of any compensation received from such employment received during the twelve month period following termination from the Company but not more than the lump sum payment, if any, received by the Covered Executive. Additionally, severance payments will be reduced and/or eliminated if the payments are prohibited by any banking regulations.

The term of the Agreements vary by Covered Executive, however, all go through December 31, 1996; provided, however, that on such date and on each December 31st thereafter, the term of the agreements shall automatically be extended for one additional year unless either party shall have given ninety days notice prior to the expiration of the term that such party does not wish to extend the term. Further, if a change of control shall have occurred during the original or any extended term of the Agreement, the term of the Agreement shall continue for a period of thirty-six calendar months beyond the calendar month in which such change of control occurs. In no event will the term of the Agreement extend beyond the Covered Executive's attainment of age 65.

REPORT ON REPRICING OF OPTIONS/SARS

At no time during the fiscal year ended December 31, 1995 did the Company adjust or amend the exercise price of existing stock options or SARs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company's entire Board of Directors participates in determining executive officer compensation and, therefore, has no compensation committee. J.C. Glickman and R.J. Glickman abstain from votes of the Company's Board of Directors regarding their own compensation as officers of the Company. The Company's Board of Directors had no compensation committee interlocks with any other entity.

BOARD REPORT ON EXECUTIVE COMPENSATION

OVERALL COMPENSATION PHILOSOPHY

The Company's executive compensation objective is to link compensation with corporate and individual performance in a manner which, recognizing the marketplace practices of other bank holding companies, will retain and attract executives who can achieve the short and long term goals of the Company. The policy is to provide for competitive base salaries which reflect individual levels of responsibility and performance, annual bonuses based upon achievement of annual corporate performance, and awarding of stock-based incentive opportunities. The combined result is a strengthening of the mutuality of interest in the Company's long-term performance between its executive officers and the Company's shareholders.

TIMING OF THE BOARD OF DIRECTOR COMPENSATION REVIEW

The Board of Directors (the "Board") awarded 1995 bonuses at its November 15, 1995 meeting and set 1995 base salaries at its November 28, 1994 meeting. This report is based upon the decisions made at those meetings. To the extent that specific performance factors were discussed, the Board considered the Company's actual performance for the nine months ended September 30, 1995 and projections for the entire fiscal year.

The Company's entire Board participates in determining executive officer compensation. The Company does not have a separate compensation committee.

PEER GROUP COMPARISONS

At various stages of this report, the members of the Board assess the Company's performance relative to its peer publicly traded bank holding companies ranging in size of $1-$5 billion in the current year and over time. This peer group is the appropriate group to utilize when assessing comparative performance factors and the peer group is a subset of the NASDAQ BANK STOCKS indices used in the performance graph on page 14.

BASE SALARIES

A base salary has been established for each executive officer. These base salaries are established in relation to the external marketplace and internal factors including but not limited to the following factors: (1) the compensation history of the individual officer, (2) the individual's years of experience with the Company and in the industry, (3) the performance and contribution of the officer relative to their job responsibility, (4) the achievement of certain financial performance ratios as they relate to the respective executive officers' job responsibilities (see specific factors discussed in relation to the CEO in the "CEO Compensation" section below), and (5) the current financial condition of the Company. Additionally, the Board also considers various qualitative factors including but not limited to knowledge of the banking industry, the ability to recruit and build a management team, commitment and dedication, and entrepreneurial spirit. As a matter of policy, the Board does not assign weights to the factors above for any of its executive officers due to the belief that the evaluation and awarding of compensation to the executive officer group cannot be simplified to a mathematical computation. As such, the compensation policy used by the Board to set base salaries is considered subjective.

BONUSES

Executives may earn cash bonuses on an annual basis (the "Bonus Program"). The Bonus Program is designed to promote a pay-for-performance philosophy by placing a significant portion of total compensation "at risk" while rewarding outstanding performance or achievement. The Board considers the achievements of each executive officer for that year. The achievements may be quantitative or qualitative. Qualitative factors include but are not limited to commitment, dedication, or a demonstration of the entrepreneurial spirit. The Board is of the opinion that River Forest Bancorp is still small enough of an organization to know what contribution an executive officer has made in a given year.

As a matter of policy, the Board does not assign specific Company or individual objectives for the awarding of bonuses due to the belief that the evaluation of an executive officer's annual performance cannot be simplified to a mathematical computation. As such, the compensation policy used by the Board to set cash bonuses is considered subjective.

STOCK OPTIONS

The Company may grant stock options pursuant to the 1990 Stock Option Plan, which was approved by the shareholders in 1991. In 1995, R.J. Glickman, D.H. Johnson, III, and C. Glancy were granted 50,000, 6,000 and 2,000 stock options, respectively. No other named executives were granted options during 1995. All named executive officers presently hold stock options, except for J.C. Glickman who does not participate in the Company's Stock Option Plan. The Board felt that the present level of options, after consideration of the 1995 grants, was appropriate.

The Board does not assign specific Company or individual objectives when evaluating the awarding of stock options for the CEO or its other executive officers; and, as such, the compensation policies used by the Board when determining stock option awards are considered subjective.

CEO COMPENSATION

The factors discussed above in the "Base Salary" section are the basis for determining the base salary level of the CEO, Mr. Robert J. Glickman. Accordingly, R.J. Glickman's salary was increased 8.3% from 1994 to 1995.

The 1995 bonus amount to the CEO was based on his leadership in attaining, among other criteria, the following:

         (1) For the nine months ended September 30, 1995, our Company's 1995 return on average assets and return on average equity were 1.94% and 20.90%, respectively. At the November, 1995 Board meeting, the members considered these actual performance factors along with annual projections which indicated similar ratios for the entire fiscal year. By comparison, our peer group had performance ratios of approximately 1.25% and 14.85%, respectively, for the first nine months of 1995. These two performance measures traditionally have placed the Company near the top of its peer group.

         (2) The Company's loan portfolio experienced net charge-offs of only 0.03% of its outstanding loans for the nine months ended September 30, 1995. Additionally, the Board discussed the projection that the Company should not experience any significant loan losses or recoveries for the remainder of the fiscal year. By comparison, the Company's peer group has experienced loan losses averaging 0.20% of outstanding loans during the same time period. The Company's level of loan losses has consistently outperformed its peer group for the last several years. Additionally, the Company's non-performing loans and assets as a percent of total loans and total assets compare favorably to its peer group.

         (3) The Company's efficiency ratio for the first nine months of 1995 was approximately 44%, whereas our peer group experienced an efficiency ratio of approximately 62%. The efficiency ratio is a banking industry measure which is calculated by dividing noninterest expenses by the sum of noninterest income (net of security gains) and fully tax-equivalent net interest income. A ratio of less than 60% is generally considered very good in the banking industry. As such, the Company's result in 1995 continues to be considered outstanding by the Board.

         (4) The Company's fully tax-equivalent net interest margin increased from 4.72% for the year ended December 31, 1994 to 5.29% for the nine months ended September 30, 1995. This increase is primarily due to the shifting of capital from securities to loans during the year as the significant amount of deposits attracted in 1994 were invested in more profitable activities. Successful management and reduction in non- performing loans and prudent asset/liability management have enabled management to outperform its peers over the last several years. This favorable net interest margin significantly contributed to the superior performance measures such as the returns on average assets and average equity discussed in (1) above.

         (5) During the first nine months of 1995, the Company's growth in deposits and loans was approximately 20% and 36%, respectively. This deposit growth was predominantly a result of management's aggressive marketing of a competitive money market product. The growth in loans can be attributed to management's continuing efforts to originate competitive products in the student loan, home equity and commercial real estate loan areas.

         (6) Over the past five years, the total return of the Company's stock has not performed as well as the NASDAQ STOCK MARKET index and the NASDAQ BANK STOCK index as reflected in the performance graph on page 14. However, the related appreciation of the Company's stock price over the past five year period equates to a gain to its shareholders of approximately $200,000,000, and the Board believes that the Company is well positioned for future growth and stock price appreciation.

         (7) The members of the Board have determined that R.J. Glickman is a person with extreme dedication to the success of the Company and has exhibited such dedication through his entrepreneurial spirit, hard work ethic, knowledge of the banking industry and his ability to recruit a management team with the same characteristics.

CONCLUSION

The Board believes the executive officers' individual compensation programs discussed in this report are designed in a manner which is consistent with the Company's overall compensation philosophy. As such, the compensation provided to the Company's CEO, Mr. R. J. Glickman, and to the other executive officers is deemed appropriate.

                                                  JOSEPH C. GLICKMAN
                                                  ROBERT J. GLICKMAN
                                                  KARL H. HORN
                                                  MICHAEL LEVITT
                                                  RODNEY D. LUBEZNIK
                                                  MICHAEL TANG
                                                  WILLIAM H. WENDT, III

PERFORMANCE GRAPH

The performance graph on the following page compares the yearly percentage change in the Company's cumulative shareholder return on common stock compared with the cumulative total return on composites of 1) all NASDAQ stocks for United States companies (broad market index) and 2) all NASDAQ bank stocks (peer group index) over the last five years. Cumulative shareholder return is computed by dividing the sum of the cumulative amount of dividends for the measurement period and the difference between the registrant's share price at the end and beginning of the measurement period by the share price at the beginning of the measurement period. The NASDAQ Stock Market for United States Companies index comprises all domestic common shares traded on the NASDAQ National Market and the NASDAQ Small-Cap Market. The NASDAQ Bank Stocks index comprises all banks traded on the NASDAQ National Market and NASDAQ Small-Cap Market.

         The following graph compares the five year cumulative total return of the Company's common stock with the Nasdaq Stock Market (U.S.) and the Nasdaq Bank Stocks indices. The return assumes a $100 investment made on December 31, 1990 and the reinvestment of all dividends.



                                    [GRAPH]



                                       Dollar Value of Investment at December 31
                                  ------------------------------------------------

                                  1990     1991     1992    1993     1994     1995
                                  ----     ----     ----    ----     ----     ----

Nasdaq Stock Market (US)          $100     $161     $187    $215     $210     $296
Nasdaq Bank Stocks                 100      164      239     272      271      404
River Forest Bancorp, Inc.         100      140      169     159      141      223

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Certain Directors and Executive Officers are, at present, customers of the Company's subsidiary banks and have transactions with such banks in the ordinary course of business. Such transactions have been and will continue to be on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons. Such transactions did not, and will not, involve more than the normal risk of collectability or present other unfavorable features.

SECTION 16 FILINGS

Section 16 of the Securities Exchange Act requires directors, certain officers and certain other owners to periodically file notices of changes in beneficial ownership of Common Stock with the Securities and Exchange Commission. To the best of the Company's knowledge, during 1995 all required filings were timely submitted, except for a Form 3 filing by Christopher Glancy, Senior Vice President, that was filed in January 1996 and should have been filed in December 1995.

                              INDEPENDENT AUDITORS

The accounting services supplied by KPMG Peat Marwick LLP during the year were reviewed and approved by the Company's audit committee before these services were performed. The committee believes that none of the services supplied by KPMG Peat Marwick LLP compromised that firm's independence. Fees paid in 1995 to KPMG Peat Marwick LLP for the audits of the Company's consolidated financial statements, employee benefit plans and other agreed upon procedures were $282,650. Audit fees in 1996 are expected to be approximately $290,000 unless there are additional acquisitions by the Company. Existing policy requires that all services furnished to the Company by its independent auditors be furnished at customary rates and terms. One or more representatives of KPMG Peat Marwick LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. KPMG Peat Marwick LLP representatives will be available to respond to appropriate questions that shareholders may have.

                                FUTURE PROPOSALS

Shareholders' proposals intended to be presented at the Company's 1997 Annual Meeting, including nominees for director to be considered by the Nominating Committee, must be received in writing by the Secretary of the Company no later than January 10, 1997, in order to be considered for inclusion in the proxy material for that meeting.

                                 OTHER BUSINESS

The Company is unaware of any other matter to be acted upon at the meeting for shareholder vote. In case of any matter properly coming before the meeting for shareholder vote, the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ Lawrence P. Wyrobek
                                            Lawrence P. Wyrobek
                                            Corporate Secretary

RIVER FOREST BANCORP, INC.
Lincoln National Bank Building
3959 North Lincoln Avenue
Chicago, Illinois 60613

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED, revoking previous proxies for such stock, hereby appoints J.C. Glickman and R.J. Glickman and each of them the proxy of the undersigned with full power of substitution, to vote all stock of River Forest Bancorp, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said Corporation TO BE HELD IN THE OFFICE OF COMMERCIAL NATIONAL BANK, 4800
N. WESTERN AVENUE, CHICAGO, ILLINOIS 60625, at 10:00 a.m. on May 22, 1996, and at any adjournment thereof:

1. ELECTION OF DIRECTORS
FOR all nominees listed below
(except as marked to the contrary below) ____

WITHHOLDING AUTHORITY to
vote for all nominees listed below       ____

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME ON THE LIST BELOW)

Joseph C. Glickman
Robert J. Glickman
Karl H. Horn
Michael Levitt
Rodney D. Lubeznik
Michael Tang
William H. Wendt, III

2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

FOR _____               AGAINST _____           ABSTAIN _____

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE MARKED, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF AUDITORS, AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE SAID MEETING OR ANY ADJOURNMENT THEREOF.

The undersigned, may, at any time prior to the Annual Meeting of Shareholders, revoke this Proxy.

Dated:___________________, 1996                 _______________________________
                                                Signature


                                                _______________________________
                                                Signature, if held jointly

(The shareholder's signature should be exactly as it appears on stock certificate. In case stock is held jointly, all parties should sign. If you sign as an attorney, trustee, administrator, executor or guardian, please give full title as such. Corporations should sign by duly authorized officer and affix seal.)